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                                                                   EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" and to the inclusion of (i) our report dated July 30, 1999, except as to Note 10 as to which the date is October 29, 1999, with respect to the financial statements of the Travelocity Division and (ii) our report dated October 29, 1999 with respect to the balance sheet of Travelocity.com Inc. in the Proxy Statement of Preview Travel, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Travelocity.com Inc. for the registration of shares of its common stock.


                                                           /s/ Ernst & Young LLP




January 28, 2000
Dallas, Texas